EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors

Partners Trust Financial Group, Inc.:

We consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 of our report dated February 2, 2004, with respect to the consolidated balance sheets of Partners Trust Financial Group, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2003, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Albany, New York

May 6, 2004